UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2015

ZAZA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2800 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 595-1900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, ZaZa Energy Corporation (“we” or the “Company”) was unable to make the interest payment due on August 1, 2015 with respect to its 9.00% Convertible Senior Notes due 2017 (the “Convertible Senior Notes”).  Pursuant to the indenture for the Convertible Senior Notes (the “Convertible Senior Notes Indenture”), the Company had a 30-day grace period, or until August 31, 2015, to make the interest payment on the Convertible Senior Notes.  As of August 31, 2015, the Company was still unable to make the required interest payment under the Convertible Senior Notes; thus, pursuant to the terms of the Convertible Senior Notes Indenture, the entire debt represented by the Convertible Senior Notes became immediately due and payable on August 31, 2015.  Also, because of the failure to make the interest payment due on August 1, 2015, the Convertible Senior Notes began accruing defaulted interest on August 2, 2015 at a rate equal to 2.0% per annum in excess of the currently applicable rate of 9.00% per annum.  As of August 31, 2015, there was $42.1 million, including accrued and unpaid interest, outstanding under the Convertible Senior Notes.

Both the failure to make the Convertible Senior Notes interest payment and the acceleration of the debt represented by the Convertible Senior Notes were an “Event of Default” under the cross-default provisions of that securities purchase agreement (as amended, the “Senior Secured Notes Purchase Agreement”), dated February 21, 2012, by and among the Company and the purchases party thereto pursuant to which the Company has issued its 10.00% Senior Secured Notes due 2017 (the “Senior Secured Notes”).  There was previously an Event of Default under the Senior Secured Notes Purchase Agreement when, on July 15, 2015, the Company was unable to fulfill its obligation to prepay approximately $13.9 million in aggregate principal amount outstanding under the Senior Secured Notes (the “Senior Secured Notes Prepayment Default”).  Thus, the interest rate on Senior Secured Notes increased on July 16, 2015 to 13.00% per annum.  An additional Event of Default under the Senior Secured Notes Purchase Agreement occurred on August 21, 2015, when the Company was unable to make the interest payment due to the holders of the Senior Secured Notes (the “Senior Secured Notes Interest Payment Default”).  Each of the Senior Secured Notes Prepayment Default and the Senior Secured Notes Interest Payment Default gives each holder of the Senior Secured Notes the ability, with proper notice, to accelerate the debt associated with such holder’s Senior Secured Notes.  Any “Event of Default” under the Senior Secured Notes Purchase Agreement gives the right to the holders of a majority in principal amount of the Senior Secured Notes outstanding (currently, as of the filing of this report, Senator Sidecar Master Fund LP and MSDC ZEC Investments, LLC) to accelerate all debt represented by the Senior Secured Notes, not just the debt associated with the Senior Secured Notes held by those holders.  As of the time of filing of this report, the Company has not received notice of acceleration from any of the holders of the Senior Secured Notes.

The Company is continuing to work with the holders of the Senior Secured Notes and the Convertible Senior Notes to develop a solution to liquidity challenges. However, there can be no assurance that a mutually acceptable resolution will be agreed to or, if so, on what terms.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2015

ZaZa Energy Corporation

By:	/s/ Scott Gaille
Scott Gaille
Chief Compliance Officer and General Counsel

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